Company Contact:
Joseph Czyzyk
Mercury Air Group, Inc.
(310) 827-2737

MERCURY AIR GROUP, INC. NAMES KENT ROSENTHAL
CHIEF FINANCIAL OFFICER

Los Angeles, California — December 10, 2004 —Mercury Air Group, Inc. (AMEX: MAX) a worldwide provider of aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government, today announced it has appointed Kent Rosenthal Chief Financial Officer. Rosenthal replaces Robert Schlax, who will pursue other interests.

Prior to joining Mercury Rosenthal served as Vice President of Finance for Anixter Pentacon, Inc., a distributor of communications and specialty wire and cable products. He also served in numerous finance management capacities with Allied Signal.

“Kent is an experienced financial leader, and we look forward to his contributions as we continue to embark on our ongoing growth strategy”, said Mercury Chairman and CEO Joseph A. Czyzyk. “We, of course, appreciate the contributions of our past CFO, Robert Schlax, and wish him success in his new endeavors.”

About Mercury Air Group

Los Angeles-based Mercury Air Group (AMEX: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Certain statements contained in this news release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise them, as more information becomes available.